Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Tivity Health, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

In this Exhibit 4.2, when we refer to the “Company,” “we,” “us” or “our” or when we otherwise refer to ourselves, we mean Tivity Health, Inc., excluding, unless otherwise expressly stated, our subsidiaries and affiliates.

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the actual terms and provisions contained in our Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), and our Second Amended and Restated Bylaws, as amended (“Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K, of which this Exhibit is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.

Authorized Capital

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

Voting Rights. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. The holders of our outstanding common stock do not have the right to cumulate their votes with respect to the election of directors or any other matters.

Dividends. The holders of shares of our common stock are entitled to such dividends as may be declared at such times and in such amounts as may be determined by our Board of Directors (the “Board”).

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts to which the holders of any outstanding shares of preferred stock may be entitled upon dissolution, liquidation, or winding up, the holders of our common stock are entitled to share ratably in the remaining assets of the Company.

Miscellaneous. Holders of common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our Certificate of Incorporation authorizes the Board to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The preferred stock could have priority over our common stock as to dividends and as to the distribution of our assets upon any liquidation, dissolution or winding up of the Company. No shares of our preferred stock are currently issued and outstanding.

Series A Preferred Stock

The Board has designated 1,200,000 shares of the Company’s preferred stock as “Series A Preferred Stock.”  The Series A Preferred Stock may be issued in one one-hundredth of a share, or units, or other fractions of a share, which units or fractions shall entitle the holder to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. The terms of the Series A Preferred Stock are governed by our Certificate of Incorporation. No shares of our Series A Preferred Stock are currently issued and outstanding.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Provisions of the DGCL

General

Certain provisions of our Certificate of Incorporation and Bylaws may delay or make more difficult acquisitions or changes of control of us that are not approved by the Board. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although these kinds of proposals, if made, might be considered desirable by our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board.

Number of Directors; Vacancies; Removal

Our Certificate of Incorporation and Bylaws provide that the number of our directors will be determined from time to time by our Board but will consist of no less than five and no more than 12 directors. The exact number of directors may be fixed, changed or determined from time to time by resolution of the Board; provided that the Board may not take any actions to increase the size of the Board to a number greater than 12 directors without the approval of stockholders that beneficially own a majority of the capital stock of the Company issued, outstanding and entitled to vote on such matters at the time of any such proposed increase.

Our Bylaws provide that if a vacancy occurs on the Board, or if there is a newly-created directorship resulting from an increase in the number of directors, the Board may fill such vacancy by an affirmative vote of a majority of the directors then in office, even though the directors remaining in office may constitute fewer than a quorum of the Board.

Our Bylaws provide that a director may be removed by the stockholders only at a meeting called for the purposes of removing such director. The DGCL provides that directors may be removed by the holders of a majority of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors.

Election of Directors

Our Bylaws provide that a nominee for director shall be elected to our Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that if the number of nominees exceeds the number of directors to be elected, then the directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors.

Special Meetings of Stockholders

Our Bylaws provide that special meetings of stockholders, for any purpose or purposes, may only be called by the Board pursuant to a resolution adopted by a majority of the entire Board or the chairman of the Board.

Advance Notice for Raising Business or Making Nominations at Meetings

Our Bylaws provide that business transacted and nominations submitted for election to the Board may be done at any meeting of stockholders if such business or nomination is properly brought before the meeting in accordance with our Bylaws. To be properly brought before a meeting of stockholders, generally, any such business or nomination must be (i) specified in the Company’s notice of meeting, (ii) brought by, or at the direction of, our Board, or (iii) otherwise properly brought before the annual meeting by a stockholder who has given to the Company’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Our Bylaws further provide that proper and timely notice delivered to the Company’s Secretary in accordance with the Bylaws is the exclusive means for a stockholder to make director nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and included in the Company’s notice of meeting) before an annual meeting of stockholders.

Stockholders Inability to Act by Written Consent

Our Certificate of Incorporation provides that our stockholders may not act by written consent. As a result, the holders of a majority of our common stock would not be able to amend our Certificate of Incorporation or Bylaws or remove directors without holding a stockholders meeting called in accordance with our Bylaws.

Amendments to the Company’s Bylaws

The Bylaws may be altered, amended or repealed, and new Bylaws may be adopted at any meeting of our stockholders by the affirmative vote of a majority of the stock represented at such meeting, or by the affirmative vote of a majority of the members of the Board who are present at any regular or special meeting; provided that the Board may not take any actions to increase the size of the Board to a number greater than 12 directors without the approval of stockholders that beneficially own a majority of the capital stock of the Company issued, outstanding and entitled to vote on such matters at the time of any such proposed increase.

Amendment of the Company’s Certificate of Incorporation

Under the DGCL, an amendment to our Certificate of Incorporation generally requires the approval of the Board of and the holders of a majority of our outstanding stock entitled to vote.

In addition, our Certificate of Incorporation provides that the provisions relating to certain transactions between us and any “interested stockholder” (i.e., a beneficial owner, directly or indirectly, of more than 20% of the outstanding shares of our stock) may be amended only by the affirmative vote of the holders of 80% or more of the outstanding voting stock, excluding shares held by such interested stockholder, voting together as a single class.

Company Preferred Stock and Additional Company Common Stock

Under our Certificate of Incorporation, our Board has the authority to provide for the issuance of preferred stock in one or more series and to fix the terms and conditions of each such series. The authorized shares of preferred stock, as well as authorized but unissued shares of common stock and

Series A preferred stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of the Nasdaq Global Select Market (“Nasdaq”) or any other stock exchange on which any class or series of our stock may then be listed. These additional shares may be used for a variety of corporate purposes, including to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholder of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitations on Directors’ Liability and Indemnification

Our Certificate of Incorporation provides that the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Under our Certificate of Incorporation, we will indemnify our current and former directors and officers and advance expenses (upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses if it is ultimately determined that such director or officer is not entitled to be indemnified by us), to the fullest extent permitted by Delaware law, subject to limitations for claims initiated by the director or officer.

Article TENTH of our Certificate of Incorporation

Our Certificate of Incorporation provides that, in addition to any affirmative vote required by applicable law or our Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, excluding shares held by an interested stockholder, voting as a single class, is required to approve any business combination, unless such business combination is approved by a majority of the disinterested directors or satisfies certain fair price criteria. As defined in our Certificate of Incorporation, “business combination” generally means (i) any merger or consolidation of the Company with any interested stockholder, (ii) any sale or transfer or other disposition of assets to or with any interested stockholder of any assets having an aggregate fair market value of $30 million, (iii) the issuance or transfer of any securities of the Company to an interested stockholder in exchange for consideration having an aggregate fair market value of $10 million or more, (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of an interested stockholder, or (v) any reclassification of securities or recapitalization of the Company that has the effect, directly or indirectly of increasing the proportionate share of the outstanding shares of any class of equity or convertible security of the Company which is owned directly or indirectly by any interested stockholder or affiliate thereof.

As defined in our Certificate of Incorporation, “disinterested director” means any member of the Board who is unaffiliated with the interested stockholder and was a director prior to the interested stockholder becoming such, and any successor of a disinterested director who is unaffiliated with the interested stockholder and is recommended to succeed such disinterested director by a majority of the disinterested directors then on the Board.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc.

Listing

Our common stock is listed and principally traded on Nasdaq under the symbol “TVTY.”

5